Exhibit 5.1

August 1, 2024

Pacific Gas and Electric Company

PG&E Recovery Funding LLC

300 Lakeside Drive

Oakland, California 94612

Re:	Pacific Gas and Electric Company
PG&E Recovery Funding LLC
Registration Statement on Form SF-1

To the Addressees:

We have acted as counsel to Pacific Gas and Electric Company, a California corporation (“PG&E”), and PG&E Recovery Funding LLC, a Delaware limited liability company (the “Company”), in connection with the issuance and sale by the Company of $1,419,285,000 aggregate principal amount of the Company’s Senior Secured Recovery Bonds, Series 2024-A (the “Bonds”), pursuant to the Registration Statement on Form SF-1 (Registration Nos. 333-278688 and 333-278688-01) filed by PG&E and the Company on April 15, 2024 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as amended by Amendment No. 1 thereto filed by PG&E and the Company on May 24, 2024 and as further amended by Amendment No. 2 thereto filed by PG&E and the Company on July 5, 2024 with the Commission under the Securities Act (collectively, the “Registration Statement”).

The Bonds were issued under the Indenture, dated as of August 1, 2024 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the Series Supplement, dated as of August 1, 2024 establishing the forms, terms and other provisions of the Bonds (the “Series Supplement” and, together with the Base Indenture, the “Indenture”). The Bonds were sold pursuant to the terms of the Underwriting Agreement, dated July 24, 2024 (the “Underwriting Agreement”), among the Company, PG&E, Goldman Sachs & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Bonds. In rendering the opinion expressed below, we have examined and relied upon copies of the Registration Statement and the exhibits filed therewith, and the Indenture. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON

LONDON LOS ANGELES MIAMI NEW YORK RICHMOND SAN FRANCISCO TOKYO TYSONS WASHINGTON, DC

www.HuntonAK.com

Pacific Gas and Electric Company

PG&E Recovery Funding LLC

August 1, 2024

officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinion contained herein. We have assumed (i) the genuineness of all signatures, (ii) the legal capacity of natural persons; (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In delivering the opinion expressed below, we have relied without independent verification, as to factual matters, on certifications and other written or oral statements of governmental and other public officials and of officers and representatives of the Company and PG&E. We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that the Bonds, when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, will constitute the valid and binding obligations of the Company.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

We express no opinion herein as to the law of any jurisdiction other than the law of the State of California.

We hereby consent to (i) the filing of this opinion letter as an exhibit to the Registration Statement and to all references to us included in or made a part of the Registration Statement and (ii) the posting of a copy of this opinion letter to an internet website required under Rule 17g-5 under the Securities Exchange Act of 1934, as amended and maintained by PG&E for the purpose of complying with such rule. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion letter is limited to the matters stated herein, and no opinion may be implied or inferred beyond the matters expressly stated in this opinion letter. This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinion contained herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP